SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934.


                                            Commission File Number: 1-06711


                                 OEA, INC.
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           (Exact name of registrant as specified in its charter)


                          34501 EAST QUINCY AVENUE
                           DENVER, COLORADO 80250
                                (303) 693-1248
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  COMMON STOCK, PAR VALUE $0.10 PER SHARE
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          (Title of each class of securities covered by this Form)


                                    NONE
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   |X|        Rule 12h-3(b)(1)(i)   |X|
            Rule 12g-4(a)(1)(ii)  |_|        Rule 12h-3(b)(1)(ii)  |_|
            Rule 12g-4(a)(2)(i)   |_|        Rule 12h-3(b)(2)(i)   |_|
            Rule 12g-4(a)(2)(ii)  |_|        Rule 12h-3(b)(2)(ii)  |_|
                                             Rule 15d-6            |_|

Approximate number of holders of record as of the certification or notice
date:     1

Pursuant to the requirements of the Securities Exchange Act of 1934, OEA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  OEA, INC.

Date: May 19, 2000
                                  By: /s/ Mike Anderson
                                     -----------------------------------
                                     Name:  Mike Anderson
                                     Title: Vice President and Secretary